Exhibit 10.19

Buenos Aires, February 1, 2016

MOLINO CAÑUELAS S.A.C.I.F.I.A.

Kennedy 160, Cañuelas,

Province of Buenos Aires

Ref.: Line of credit

Dear Sirs,

I, Ricardo Alberto Navilli, in my role as representative of CAÑUELAS PACK S.A., with domicile at Calle Carlos Pellegrini y Ruta 3, Cañuelas, Province of Buenos Aires (henceforth “Cañuelas Pack”), am writing to MOLINO CAÑUELAS S.A.C.I.F.I.A. (henceforth “Molino Cañuelas” and together with Cañuelas Pack, “the Parties”), for the purpose of making an offer of a monetary loan (henceforth the “Offer”). The relationship that may arise hereof will be governed by the following terms and conditions:

1.             Once the Offer has been accepted in accordance with the stipulations of point 2, the relationship between the Parties will be governed by Addendum A (the “General Contracting Conditions” and/or “General Conditions”) together with this communication, which are considered, for all purposes, to be an integral part of the Offer.

2.             The Offer is made for a term of 20 (twenty) business days, and will be understood to have been accepted by Molino Cañuelas by means of a deposit of $10,000 USD (ten thousand United States Dollars), as stipulated in Clause Two..

Without anything further, I send you cordial greetings,

[Illegible signature]

Ricardo Alberto Navilli

Representative

Cañuelas Pack S.A.

ADDENDUM A

GENERAL CONDITIONS

ONE. SUBJECT MATTER: Molino Cañuelas grants Cañuelas Pack a line of credit of up to $860,000 USD (eight hundred sixty thousand United States Dollars) so that Cañuelas Pack may finance their working capital. This line of credit will remain open until November 30, 2016.

TWO. DELIVERY OF THE MONEY: The money that is the subject matter of this Offer may be delivered in whole or in part as Cañuelas Pack may indicate by means of a note to Molino Cañuelas. The sums of money may be delivered within 24 (twenty-four) business hours from when requested in the following way: (i) deposited into the bank belonging to Cañuelas Pack that will be indicated at that time; and/or (ii) delivered by checks. In both cases, the amount will be disbursed in Argentinean pesos, according to the exchange rate quotation from the Bank of the Argentine National on the day prior to the date of effective payment.

THREE. REPAYMENT OF THE MONEY LENT: Cañuelas Pack shall repay Molino Cañuelas the money actually delivered on November 20, 2016, and they may make advance payment of their obligation without paying any penalty. It is expressly established that Molino Cañuelas may apply any debt of any kind that Cañuelas Pack may have with them to settlement of the amounts owed by the latter by virtue of the Offer.

FOUR. INTEREST: The loan made will generate compensatory interest equal to 2% (two percent) a year, and Cañuelas Pack shall pay this together with repayment of the principal, either at the end of the original term or when settling their obligation in advance in accordance with the preceding clause. The amounts and interest shall be repaid in Argentinean pesos, according to the exchange rate quotation from the Bank of the Argentine National on the day prior to the date of effective payment.

FIVE. NONCOMPLIANCE AND PENALTY INTEREST: The failure to repay the principal with the respective compensatory interest within the maximum term for doing so will automatically place Cañuelas Pack in arrears without the necessity for any prior notification, and an additional annual penalty interest will accrue equal to 50% (fifty percent) of the agreed upon compensatory interest.

SIX. JURISDICTION AND DOMICILES: For all purposes derived hereof, the Parties submit to the Ordinary Courts of the Autonomous City of Buenos Aires and constitute their domiciles in the places indicated above, where all judicial or extrajudicial notifications and summons that may be made will be judged to be valid.

[Illegible signature]